Exhibit 99.1

NEWS RELEASE

Contact:
Kevin Smith
Senior Director, Investor Relations
(281) 388-5551

TEAM, INC. REPORTS FOURTH QUARTER
AND FULL YEAR 2020 RESULTS
Delivered Strong Annual Gross Margin of 28.0%
Achieved $110 Million of Cost Savings in 2020
Operating Cash Flow of $52.8 Million in 2020
Full Year Free Cash Flow of $32.8 Million Highest Since 2016

SUGAR LAND, TX – Mar. 9, 2021 – Team, Inc. (NYSE: TISI), a global leading provider of integrated, digitally-enabled asset performance assurance and optimization solutions, today reported its financial results for the fourth quarter and full year ended Dec. 31, 2020.

Full Year Highlights:
•Reduced full year SG&A by $67.3 million or 20.5% as compared to 2019
•Achieved full year cost savings of $110 million – permanent and variable
•Generated full year operating cash flow of $52.8 million
•Free cash flow generation of $32.8 million – highest level since 2016
•Successfully refinanced capital structure, extended debt maturities, and repurchased $137 million of senior convertible notes

Fourth Quarter Highlights:
•Reduced quarterly SG&A by $17.2 million or 21.6% as compared to Q4 2019
•Cost savings of $35 million in Q4 2020
•Operating cash flow of $32.6 million
•Free cash flow generation of $29.3 million in Q4 2020

“The last twelve months have been challenging across the globe, but I am proud of what we achieved,” said Amerino Gatti, TEAM’s Chairman and Chief Executive Officer. “Given the extremely difficult operating environment in 2020, our accomplishments would not have been possible without the commitment and dedication of our people. I am especially proud of our safety performance as we achieved top quartile results, representing the best safety record in the company's history.

“2020 mandated that we respond decisively to countless changes involving how TEAM and our clients do business in an extremely dynamic operating environment. Throughout the year, we aggressively reduced our cost structure to align with market activity. We achieved $110 million of permanent and variable cost savings for the year, exceeding our prior forecast. Our laser focus and discipline on managing costs allowed TEAM to deliver strong 2020 gross margin of 28.0%, despite a 26.7% year-over-year reduction in revenue.

“Operating in an unprecedented pandemic environment was challenging as our clients drastically reduced activity levels during the year, however, activity increased in September and October that was supported by call-out, projects and the Gulf Coast divisions’ hurricane repair work. Revenue was negatively impacted late in the year due to further global COVID‑related shutdowns and travel restrictions, a condensed turnaround season, and a slower than expected holiday period.

“Throughout 2020, we were proactive in taking a number of deliberate steps to prepare for the recovery cycle. TEAM implemented a new capital structure that includes $400 million of new capital and retired $137 million of convertible senior notes, providing significant financial flexibility and extending debt maturities. In addition, we recently announced a new organizational structure to leverage the core strengths of our three segments, continue sector diversification, and enhance client value. Finally, we published our inaugural ESG report that further demonstrates our core values and commitment to operate in an environmentally sustainable manner.

“Looking ahead, our first quarter headwinds include project and maintenance deferrals, scope reductions, and an adverse impact on our business from severe February weather across many parts of the U.S. We expect our revenues in the first quarter will be the lowest of the year and progressively increase throughout 2021. The full year outlook is encouraging as the COVID-19 vaccine roll-out accelerates and we are seeing increased activity and greater confidence in the market recovery. The oil and gas supply/demand imbalance has significantly improved with oil prices back to pre-COVID levels and refining margins in line with seasonal norms. TEAM expects to benefit from delayed and deferred projects and our 2020 accomplishments – as well as our recent actions to scale and streamline the business – have positioned the company for growth in 2021 and beyond,” concluded Mr. Gatti.

Financial Results

Consolidated net loss in the fourth quarter of 2020 was $14.9 million ($0.48 loss per diluted share) compared to net loss of $7.2 million ($0.24 loss per diluted share) in the fourth quarter of 2019. Consolidated Adjusted EBITDA, a non-GAAP measure, was $13.1 million for the fourth quarter of 2020 compared to $23.2 million for the prior year quarter. (See the accompanying reconciliation of non-GAAP measures at the end of this earnings release.)

Consolidated revenues for the fourth quarter of 2020 were $207.3 million compared to $287.8 million in the prior year quarter. Revenue decreased due to lower activity levels primarily resulting from the impact of COVID-19 and the global oil supply/demand imbalance. In the fourth quarter of 2020, consolidated gross margin was $60.1 million, or 29.0%, compared with 29.2% in the same quarter a year ago.

SG&A for the fourth quarter was $62.5 million, down $17.2 million, or a 21.6% improvement from the fourth quarter of 2019. The company’s adjusted measure of net income/loss, Consolidated Adjusted EBIT, was a loss of $0.4 million in the fourth quarter compared to $9.4 million in the prior year comparable quarter.

Fourth quarter 2020 reported results include certain net charges not indicative of Team’s core operating activities, including: $0.6 million of costs related to the OneTEAM program, $0.9 million of severance charges associated with the impact of COVID-19, $2.2 million loss on debt extinguishment and $0.5 million of certain professional fees and other non-recurring costs. Net of tax, these items totaled $3.3 million or $0.11 per diluted share.

For the full year 2020, consolidated revenues were $852.5 million, compared to $1.16 billion in 2019. Net loss was $237.2 million, or $7.74 loss per diluted share, compared to a net loss of $32.4 million, or $1.07 loss per diluted share in 2019. The net loss of $237.2 million in 2020 includes a pre-tax, non-cash, goodwill impairment charge of $191.8 million associated with the company’s IHT segment. On an after tax basis, the goodwill charge was $178.6 million or $5.83 per diluted share. Consolidated Adjusted EBITDA, a non-GAAP measure, was $40.0 million for the full year 2020 compared to $80.3 million in 2019. Net cash provided by operating activities was $52.8 million in 2020, compared to $58.8 million in 2019.

Adjusted net loss, consolidated adjusted EBIT, consolidated adjusted EBITDA and free cash flow are non-GAAP financial measures that exclude certain items that are not indicative of Team’s core operating activities. A reconciliation of these non-GAAP financial measures to the most comparable GAAP financial measures is at the end of this release.

Segment Results

The following table illustrates the composition of the company’s revenue and operating income (loss) by segment for the quarters ended Dec. 31, 2020 and 2019 (in thousands):

	Three Months Ended December 31,		Increase (Decrease)
	2020	2019	$	%
	(unaudited)	(unaudited)
Revenues by business segment:
IHT	$89,748	$120,857	$(31,109)	(25.7)%
MS	93,407	133,324	(39,917)	(29.9)%
Quest Integrity	24,148	33,626	(9,478)	(28.2)%
Total	$207,303	$287,807	$(80,504)	(28.0)%
Operating income (loss):
IHT	$5,052	$6,226	$(1,174)	(18.9)%
MS	5,377	13,663	(8,286)	(60.6)%
Quest Integrity	6,673	10,667	(3,994)	(37.4)%
Corporate and shared support services	(19,463)	(27,338)	7,875	28.8%
Total	$(2,361)	$3,218	$(5,579)	NM1
_________________
1    NM - Not meaningful

The decrease in year-over-year activity levels across the company was due to the negative impact of the COVID-19 pandemic, the global oil supply/demand imbalance, and a slow holiday season, resulting in the postponement of client projects and lower demand for the company’s services.

Given the nature and locality of Quest Integrity’s business, Quest was particularly impacted by the pandemic as stay-at-home orders limited travel and necessitated quarantine restrictions. The travel restrictions resulted in many of Quest’s fourth quarter projects getting delayed until the first quarter of 2021 or later in the year.

Cash and Debt

Consolidated cash and cash equivalents were $24.6 million at Dec. 31, 2020. The company’s net debt (total debt less cash and cash equivalents) was $287.9 million at Dec. 31, 2020, compared to $318.4 million at Dec. 31, 2019.

Non-GAAP Financial Measures

The non-GAAP measures in this earnings release are provided to enable investors, analysts and management to evaluate Team’s performance excluding the effects of certain items that management believes impact the comparability of operating results between reporting periods. These measures should be used in addition to, and not in lieu of, results prepared in conformity with generally accepted accounting principles (GAAP). A reconciliation of each of the non-GAAP financial measures to the most directly comparable historical GAAP financial measure is contained in the accompanying schedule for each of the fiscal periods indicated.

Conference Call and Webcast Details

Team, Inc. will host a conference call on Wednesday, Mar. 10, 2021 at 10:00 a.m. Eastern Time (9:00 a.m. Central Time) to review its fourth quarter and full year 2020 results.

By Phone: Dial 1-877-407-5794 inside the U.S. or 1-201-389-0869 outside the U.S. at least 10 minutes before the call. A telephone replay will be available through Mar. 17, 2021 by dialing 1-877-660-6853 inside the U.S. or 201-612-7415 outside the U.S. using the Conference ID 13715266#.

By Webcast: The call will be broadcast over the web and can be accessed on Team’s website, www.teaminc.com under “Investor Relations.” Please log on at least 10 minutes in advance to register and download any necessary software. A replay will be available shortly after the call.

About Team, Inc.

Headquartered in Sugar Land, Texas, Team Inc. (NYSE: TISI) is a global leading provider of integrated, digitally-enabled asset performance assurance and optimization solutions. We deploy conventional to highly specialized inspection, condition assessment, maintenance and repair services that result in greater safety, reliability and operational efficiency for our client’s most critical assets. Through locations in more than 20 countries, we unite the delivery of technological innovation with over a century of progressive, yet proven integrity and reliability management expertise to fuel a better tomorrow. For more information, please visit www.teaminc.com.

Certain forward-looking information contained herein is being provided in accordance with the provisions of the Private Securities Litigation Reform Act of 1995. We have made reasonable efforts to ensure that the information, assumptions and beliefs upon which this forward-looking information is based are current, reasonable and complete. However, such forward-looking statements involve estimates, assumptions, judgments and uncertainties. There are known and unknown factors that could cause actual results or outcomes to differ materially from those addressed in the forward-looking information. Although it is not possible to identify all of these factors, they include, among others, the duration and magnitude of the COVID-19 pandemic, related economic effects and the resulting negative impact on demand for oil and gas and such known factors as are detailed in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, each as filed with the Securities and Exchange Commission, and in other reports filed by the Company with the Securities and Exchange Commission from time to time. Accordingly, there can be no assurance that the forward-looking information contained herein, including projected cost savings, will occur or that objectives will be achieved. We assume no obligation to publicly update or revise any forward-looking statements made today or any other forward-looking statements made by the Company, whether as a result of new information, future events or otherwise, except as may be required by law.

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TEAM, INC. AND SUBSIDIARIES
SUMMARY OF CONSOLIDATED OPERATING RESULTS
(in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2020	2019	2020	2019
	(unaudited)	(unaudited)	(unaudited)
Revenues	$207,303	$287,807	$852,539	$1,163,314
Operating expenses	147,159	203,642	613,828	835,570
Gross margin	60,144	84,165	238,711	327,744
Selling, general and administrative expenses	62,505	79,707	260,920	328,214
Restructuring and other related charges, net	—	1,240	3,365	1,676
Goodwill impairment charge	—	—	191,788	—
Operating income (loss)	(2,361)	3,218	(217,362)	(2,146)
Interest expense, net	7,971	7,334	29,818	29,713
Loss on debt extinguishment and modification	2,224	—	2,224	279
Other expense, net	1,222	344	2,514	715
Loss before income taxes	(13,778)	(4,460)	(251,918)	(32,853)
Less: Provision (benefit) for income taxes	1,097	2,774	(14,715)	(436)
Net loss	$(14,875)	$(7,234)	$(237,203)	$(32,417)

Loss per common share:
Basic and diluted	$(0.48)	$(0.24)	$(7.74)	$(1.07)

Weighted-average number of shares outstanding:
Basic and diluted	30,753	30,438	30,638	30,310

TEAM, INC. AND SUBSIDIARIES
SUMMARY CONSOLIDATED BALANCE SHEET INFORMATION
(in thousands)

	December 31,	December 31,
	2020	2019
	(unaudited)

Cash and cash equivalents	$24,586	$12,175

Other current assets	259,146	305,403

Property, plant and equipment, net	170,309	191,951

Other non-current assets	276,934	475,688

Total assets	$730,975	$985,217

Current portion of long-term debt and finance lease obligations	$337	$5,294

Other current liabilities	132,667	145,242

Long-term debt and finance lease obligations, net of current maturities	312,159	325,299

Other non-current liabilities	71,209	72,712

Stockholders’ equity	214,603	436,670

Total liabilities and stockholders’ equity	$730,975	$985,217

TEAM INC. AND SUBSIDIARIES
SUMMARY CONSOLIDATED CASH FLOW INFORMATION
(in thousands)

	Twelve Months Ended December 31,
	2020	2019
	(unaudited)

Net loss	$(237,203)	$(32,417)

Depreciation and amortization expense	45,908	49,059

Allowance for credit losses	1,612	(2,573)

Deferred income taxes	(3,974)	3,795

Non-cash compensation cost	6,307	10,055

Goodwill impairment charge	191,788	—

Working capital changes	37,348	25,045

Other items affecting operating cash flows	10,978	5,872

Net cash provided by operating activities	52,764	58,836

Capital expenditures	(19,958)	(29,035)

Cash used for business acquisitions, net	(1,013)	—

Proceeds from disposal of assets	2,645	934

Other items affecting investing cash flow	25	—

Net cash used in investing activities	(18,301)	(28,101)

Payments under Credit Facility revolver, net	(76,638)	(82,396)

Borrowings under ABL Facility	44,000	—

Payments under ABL Facility	(35,000)	—

(Payments) borrowings under Credit Facility term loan, net	(50,000)	49,745

Borrowings under Term loan, net	242,500	—

Repayments of convertible debt	(135,501)	—

Payments for debt issuance costs	(9,113)	(1,524)

Taxes paid for net share settlement of share-based awards	(990)	(1,911)

Other items affecting financing cash flows	(2,719)	(719)

Net cash used in financing activities	(23,461)	(36,805)

Effect of exchange rate changes	1,409	(43)

Net change in cash and cash equivalents	$12,411	$(6,113)

TEAM, INC. AND SUBSIDIARIES
SEGMENT INFORMATION
(unaudited, in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020		2019
Revenues
IHT	$89,748	$120,857	$374,740		$512,950
MS	93,407	133,324	392,484		535,372
Quest Integrity	24,148	33,626	85,315		114,992
	$207,303	$287,807	$852,539		$1,163,314

Operating income (loss) (“EBIT”)
IHT	$5,052	$6,226	$(174,638)	1	$24,084
MS	5,377	13,663	25,879		55,385
Quest Integrity	6,673	10,667	16,474		28,757
Corporate and shared support services	(19,463)	(27,338)	(85,077)		(110,372)
	$(2,361)	$3,218	$(217,362)		$(2,146)

Segment Adjusted EBIT
IHT	$5,498	$6,347	$18,743		$24,333
MS	5,432	13,964	29,406		55,803
Quest Integrity	6,864	10,667	16,991		28,819
Corporate and shared support services	(18,150)	(21,562)	(77,328)		(87,810)
	$(356)	$9,416	$(12,188)		$21,145

Segment Adjusted EBITDA
IHT	$9,051	$10,670	$33,634		$41,949
MS	10,889	19,456	51,260		77,638
Quest Integrity	7,709	11,491	20,578		32,376
Corporate and shared support services	(14,572)	(18,457)	(65,445)		(71,704)
	$13,077	$23,160	$40,027		$80,259

___________________
1    Includes goodwill impairment charge of $191.8 million for the twelve months ended December 31, 2020. Excluding the goodwill impairment charge, operating income for IHT would be $17.2 million for the twelve months ended December 31, 2020.

TEAM, INC. AND SUBSIDIARIES
Non-GAAP Financial Measures
(Unaudited)

The Company uses supplemental non-GAAP financial measures which are derived from the consolidated financial information including adjusted net income (loss); adjusted net income (loss) per diluted share, earnings before interest and taxes (“EBIT”); adjusted EBIT (defined below); adjusted earnings before interest, taxes, depreciation and amortization (“adjusted EBITDA”) and free cash flow to supplement financial information presented on a GAAP basis.

Adjusted net income (loss) and adjusted net income (loss) per diluted share, each as defined by the Company, exclude the following items from net income (loss): costs associated with our OneTEAM program, non-routine legal costs and settlements, restructuring charges, certain severance charges, goodwill impairment charges, loss on debt extinguishment and certain other items as determined by management. We believe adjusting for these items provides investors with additional measures to evaluate the financial performance of our core business operations on a comparable basis from period to period.

Beginning in the third quarter of 2020, we have modified our presentation of non-GAAP financial measures to reconcile net income (loss) to consolidated adjusted EBIT and EBITDA. Consolidated adjusted EBIT, as defined by us, excludes the costs excluded from adjusted net income (loss) as well as income tax expense (benefit), interest charges, foreign currency (gain) loss, and items of other (income) expense. Consolidated adjusted EBITDA further excludes from consolidated adjusted EBIT depreciation, amortization and non-cash share-based compensation costs. Segment adjusted EBIT is equal to segment operating income (loss) excluding costs associated with our OneTEAM program, non-routine legal costs and settlements, restructuring charges, goodwill impairment charges and certain other items as determined by management. Segment adjusted EBITDA further excludes from segment adjusted EBIT depreciation, amortization, and non-cash share based compensation costs. Consolidated adjusted EBITDA margin is defined as consolidated adjusted EBITDA divided by revenue. Free cash flow is defined as net cash provided by (used in) operating activities minus capital expenditures. Net debt is defined as the sum of the current and long-term portions of debt, less cash and cash equivalents.

Management believes these non-GAAP financial measures are useful to both management and investors in their analysis of our financial position and results of operations. In particular, adjusted net income (loss), adjusted net income (loss) per diluted share, consolidated adjusted EBIT, and consolidated adjusted EBITDA are meaningful measures of performance which are commonly used by industry analysts, investors, lenders and rating agencies to analyze operating performance in our industry, perform analytical comparisons, benchmark performance between periods, and measure our performance against externally communicated targets. Our segment adjusted EBIT and segment adjusted EBITDA is also used as a basis for the Chief Operating Decision Maker to evaluate the performance of our reportable segments. Free cash flow is used by our management and investors to analyze our ability to service and repay debt and return value directly to stakeholders.

Non-GAAP measures have important limitations as analytical tools, because they exclude some, but not all, items that affect net earnings and operating income. These measures should not be considered substitutes for their most directly comparable U.S. GAAP financial measures and should be read only in conjunction with financial information presented on a GAAP basis. Further, our non-GAAP financial measures may not be comparable to similarly titled measures of other companies who may calculate non-GAAP financial measures differently, limiting the usefulness of those measures for comparative purposes. The liquidity measure of free cash flow does not represent a precise calculation of residual cash flow available for discretionary expenditures. Reconciliations of each non-GAAP financial measure to its most directly comparable GAAP financial measure are presented below.

TEAM, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(unaudited, in thousands except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019

Adjusted Net Loss:
Net loss	$(14,875)	$(7,234)	$(237,203)	$(32,417)
Professional fees and other[1]	1,076	3,375	5,062	16,448
Legal costs[2]	21	1,583	1,947	5,167
Severance charges, net[3]	876	1,240	5,877	1,676
Natural disaster costs[4]	—	—	500	—
Loss on debt extinguishment	2,224	—	2,224	—
Goodwill impairment charge	—	—	191,788	—
Tax impact of adjustments and other net tax items[5]	(881)	(1,301)	(16,491)	(4,891)
Adjusted net loss	$(11,559)	$(2,337)	$(46,296)	$(14,017)

Adjusted net loss per common share:
Basic and diluted	$(0.38)	$(0.08)	$(1.51)	$(0.46)

Consolidated Adjusted EBIT and Adjusted EBITDA:
Net loss	$(14,875)	$(7,234)	$(237,203)	$(32,417)
Provision (benefit) for income taxes	1,097	2,774	(14,715)	(436)
Interest expense, net	7,971	7,334	29,818	29,713
Foreign currency loss (gain) [7]	1,117	129	2,758	517
Pension expense (credit)[6]	137	215	(244)	198
Loss on debt extinguishment and modification	2,224	—	2,224	279
Professional fees and other[1]	1,076	3,375	5,062	16,448
Legal costs[2]	21	1,583	1,947	5,167
Severance charges, net[3]	876	1,240	5,877	1,676
Natural disaster costs[4]	—	—	500	—
Goodwill impairment charge	—	—	191,788	—
Consolidated Adjusted EBIT	(356)	9,416	(12,188)	21,145
Depreciation and amortization
Amount included in operating expenses	5,588	6,059	23,105	24,816
Amount included in SG&A expenses	5,611	6,300	22,803	24,243
Total depreciation and amortization	11,199	12,359	45,908	49,059
Non-cash share-based compensation costs	2,234	1,385	6,307	10,055
Consolidated Adjusted EBITDA	$13,077	$23,160	$40,027	$80,259

Net loss margin	(7.2)%	(2.5)%	(27.8)%	(2.8)%
Consolidated Adjusted EBITDA margin	6.3%	8.0%	4.7%	6.9%

Free Cash Flow:
Cash provided by (used in) operating activities	$32,599	$25,817	$52,764	$58,836
Capital expenditures	(3,274)	(5,836)	(19,958)	(29,035)
Free Cash Flow	$29,325	$19,981	$32,806	$29,801
____________________________________
1    For the three and twelve months ended December 31, 2020, includes $0.6 million and $3.2 million, respectively, associated with the OneTEAM program (exclusive of restructuring costs). For the three and twelve months ended December 31, 2019, includes $2.5 million and $12.3 million, respectively, associated with the OneTEAM program (exclusive of restructuring costs).
2    For the three and twelve months ended December 31, 2020, primarily relates to costs associated with international legal and internal control review matters. For the three and twelve months ended December 31, 2019, primarily relates to resolution of a legal matter.
3    For the three months ended December 31, 2020, there were no severance charges associated with the OneTEAM program and for the twelve months ended December 31, 2020, $3.4 million, are severance charges associated with the OneTEAM program. For the three and twelve months ended December 31, 2020, $0.9 million and $2.5 million respectively, in severance charges were due to the impact of COVID-19. For the three and twelve months ended December 31, 2019, severance charges are associated with the OneTEAM program.
4    Amount represents the insurance deductible for hurricane damage incurred for the three and twelve months ended December 31, 2020.
5    Represents the tax effect of the adjustments at an assumed marginal tax rate of 21% for the three and twelve months ended December 31, 2020 and 2019 except for the adjustment of the goodwill impairment charge for which the actual tax impact was used.
6    Represents pension expense (credit) for the U.K. pension plan based on the difference between the expected return on plan assets and the cost of the discounted pension liability. The pension plan has had no new participants added since the plan was frozen in 1994 and accruals for future benefits ceased in connection with a plan curtailment in 2013.

7    Represents foreign currency gain/loss. For prior periods, includes other nominal fees.

TEAM, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (Continued)
(unaudited, in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019

Segment Adjusted EBIT and Adjusted EBITDA:

IHT
Operating income (loss)	$5,052	$6,226	$(174,638)	$24,084
Severance charges, net[1]	446	121	1,572	249
Natural disaster costs[2]	—	—	21	—
Goodwill impairment charge	—	—	191,788	—
Adjusted EBIT	5,498	6,347	18,743	24,333
Depreciation and amortization	3,553	4,323	14,891	17,616
Adjusted EBITDA	$9,051	$10,670	$33,634	$41,949

MS
Operating income	$5,377	$13,663	$25,879	$55,385
Severance charges, net[1]	55	301	3,048	418
Natural disaster costs[2]	—	—	479	—
Adjusted EBIT	5,432	13,964	29,406	55,803
Depreciation and amortization	5,457	5,492	21,854	21,835
Adjusted EBITDA	$10,889	$19,456	$51,260	$77,638

Quest Integrity
Operating income	$6,673	$10,667	$16,474	$28,757
Severance charges, net[1]	191	—	517	62
Adjusted EBIT	6,864	10,667	16,991	28,819
Depreciation and amortization	845	824	3,587	3,557
Adjusted EBITDA	$7,709	$11,491	$20,578	$32,376

Corporate and shared support services
Net loss	$(31,977)	$(37,790)	$(104,918)	$(140,643)
Provision (benefit) for income taxes	1,097	2,774	(14,715)	(436)
Interest expense, net	7,971	7,334	29,818	29,713
Loss on debt extinguishment and modification	2,224	—	2,224	279
Foreign currency loss (gain)[6]	1,117	129	2,758	517
Pension expense (credit)[3]	137	215	(244)	198
Professional fees and other[4]	1,076	3,375	5,062	16,448
Legal costs[5]	21	1,583	1,947	5,167
Severance charges, net[1]	184	818	740	947
Adjusted EBIT	(18,150)	(21,562)	(77,328)	(87,810)
Depreciation and amortization	1,344	1,720	5,576	6,051
Non-cash share-based compensation costs	2,234	1,385	6,307	10,055
Adjusted EBITDA	$(14,572)	$(18,457)	$(65,445)	$(71,704)
___________________
1    Relates to severance charges incurred associated with the OneTEAM program, including international restructuring under the OneTEAM program for the three and twelve months ended December 31, 2020 and December 31, 2019. Also includes severance charges due to the impact of COVID-19 for the three and twelve months ended December 31, 2020.
2    Amount represents the insurance deductible for hurricane damage incurred for the three months and twelve months ended December 31, 2020.
3    Represents pension expense (credit) for the U.K. pension plan based on the difference between the expected return on plan assets and the cost of the discounted pension liability. The pension plan has had no new participants added since the plan was frozen in 1994 and accruals for future benefits ceased in connection with a plan curtailment in 2013.
4    For the three and twelve months ended December 31, 2020, includes $0.6 million and $3.2 million, respectively, associated with the OneTEAM program (exclusive of restructuring costs). For the three and twelve months ended December 31, 2019, includes $2.5 million and $12.3 million, respectively, associated with the OneTEAM program (exclusive of restructuring costs).
5    For the three and twelve months ended December 31, 2020, primarily relates to costs associated with international legal and internal control review matters. For the three and twelve months ended December 31, 2019, primarily relates to resolution of a legal matter.
6    Represents foreign currency gain/loss. For prior periods, includes other nominal fees.